($30,000)
1997

                                 PROMISSORY NOTE

FOR VALUE RECEIVED, Brooks Home I.V., Inc., a California corporation, Kelly J. Brooks and Patricia Hixson (collectively hereinafter referred to as "Maker" jointly and severally), promises to pay to the order of OPTION CARE, INC., a California corporation (hereinafter referred to as "Holder"), or to the registered holder, in the manner set forth below, the principal sum of Thirty Thousand Dollars ($30,000).

The Principal amount of this Note shall be due and payable in (12) equal monthly installments, with the first installment due and payable January 1, 1998 and each installment due on each 1st day of each month thereafter (the "Due Date").

Occurrence of one or more of the following events shall constitute an "Event of Default:"

A. Failure of the Maker to pay any installment due under this Note where such failure has continued for a period of ten (10) days after any Due Date;

B. At any time, (i) commencement by the Maker of a voluntary case under the federal bankruptcy laws, as now or hereafter constituted or any other applicable federal or state bankruptcy, insolvency or other similar law, (ii) consent by the Maker to the appointment of a receiver, trustee, custodian, sequestrator or other similar official for the Maker or any substantial part of its property, or to the taking possession by any such official of any substantial part of the property of the Maker, or (iii) making by the Maker of any assignment for the benefit of creditors generally; or

C. Termination of the Maker's Franchise Agreement with Option Care, Inc.

Upon the occurrence of an Event of Default under clause (A), (B), or (C), the Holder may, at its option, declare the entire unpaid Principal balance of the Note and all accrued interest thereon to be due and payable.

All payments of Principal shall be payable in lawful money of the United States of America at the offices of Holder located in the State of Illinois or at such other place as the Holder hereof may designate in writing to the Maker. If any payment of principal hereunder shall become due on a Saturday, Sunday or business holiday under the laws of the State of Illinois or the United States of America, such payment shall be made on the next succeeding business day.

This Note may be prepaid in whole or in part at any time or from time to time without premium or penalty.

The Maker agrees to pay, promptly and on demand by the Holder, all costs of collection and all reasonable attorneys' fees paid or incurred by the Holder in enforcing any of the Holder's rights hereunder. The maker waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, assents to any extension or postponement of the time of any payment or any indulgence to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondary liable.

This Note shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Illinois.

The Holder's failure to assert or any delay in asserting any right or remedy provided herein shall not operate as a waiver of such right or remedy, nor shall any partial exercise preclude full exercise of any such right or remedy.

This Note shall be binding upon the legal representatives, successors and assigns of Maker and shall inure to the benefit of the legal representatives, successors, heirs and assigns of the Holder.

ATTEST:
FRANCHISE OWNER:
BROOKS HOME I.V., INC.


By:
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Name:
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Its:
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Kelly J. Brooks
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Patricia Hixson